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As filed with the Securities and Exchange Commission on August 17, 2001

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE J. JILL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	04-2973769
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)
4 Batterymarch Park, Quincy, Massachusetts	02169
(Address of principal executive offices)	(Zip code)

The J. Jill Group, Inc.
2001 Incentive and Non-Statutory Stock Option Plan
(Full title of the plan)

Gordon R. Cooke
President, Chief Executive Officer and Chairman of the Board of Directors
The J. Jill Group, Inc.
4 Batterymarch Park
Quincy, Massachusetts 02169
(Name and address of agent for service)

(617) 376-4300
(Telephone number, including area code, of agent for service)

WITH COPIES TO:
David R. Pierson, Esq.
Foley, Hoag & Eliot LLP
One Post Office Square
Boston, Massachusetts 02109
(617) 832-1000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

common stock, $0.01 par value	1,000,000 shares(1)	$17.125(2)	$17,125,000(2)	$4,312.50(2)

(1)
Represents shares of common stock issuable upon exercise of stock options available for grant under The J. Jill Group, Inc. 2001 Incentive and Non-Statutory Stock Option Plan.

(2)
Calculated pursuant to Rules 457(c) and (h)(1) under the Securities Act of 1933 based on the average of the high and low sale prices of the common stock as reported on the Nasdaq National Market on August 13, 2001.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The following documents filed by The J. Jill Group, Inc. with the Securities and Exchange Commission are incorporated by reference in this registration statement:

  (a)
  Annual report on Form 10-K for the year ended December 30, 2000;

  (b)
  Quarterly report on Form 10-Q for the three months ended March 31, 2001;

  (c)
  Quarterly report on Form 10-Q for the three months ended June 30, 2001;

  (d)
  Current reports on Form 8-K filed with the Securities and Exchange Commission on January 16, 2001, February 13, 2001, February 26, 2001, May 2, 2001, July 18, 2001 and July 31, 2001; and

  (e)
  The description of The J. Jill Group's common stock contained in the registration statement on Form 8-A filed with the Securities and Exchange Commission on September 27, 1993 under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating that description.

    All documents subsequently filed by The J. Jill Group pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the dates of filing of those documents.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interests of Named Experts and Counsel.

    The validity of the securities registered hereby is being passed upon for The J. Jill Group by Foley, Hoag & Eliot LLP, Boston, Massachusetts. David R. Pierson, a partner at Foley, Hoag & Eliot, is Secretary of The J. Jill Group.

Item 6. Indemnification of Directors and Officers.

    Article SIXTH of The J. Jill Group's Certificate of Incorporation provides that The J. Jill Group shall indemnify each person who at any time is, or shall have been, a director or officer of the company, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is, or was, a director or officer of The J. Jill Group, or served at its request as a director, officer, employee, trustee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding to the maximum extent permitted by the Delaware General Corporation Law. Article SIXTH further provides that the foregoing right of indemnification is not exclusive of any other rights of indemnification. Section 10 of The J. Jill Group's By-Laws provides that The J. Jill Group shall indemnify its officers and directors to the full extent it is permitted to do so by the Delaware General Corporation Law.

    Section 10 of The J. Jill Group's By-Laws provides that The J. Jill Group shall advance expenses, including attorneys' fees, incurred by an officer or director of the company in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such advances if it shall ultimately be determined that such director or officer is not entitled to be indemnified by The J. Jill Group. Section 10 further provides that The J. Jill Group shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the company, or who is or was serving at the company's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation has the power to indemnify such person under the General Corporation Law of Delaware.

    Section 102(b)(7) of the Delaware General Corporation Law gives a Delaware corporation the power to adopt a charter provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as directors, provided that such provision may not eliminate or limit the liability of directors for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock purchase or redemption that is unlawful under Section 160 or 173 of the Delaware Corporation Law or (iv) any transaction from which the director derived an improper personal benefit. Article EIGHTH of The J. Jill Group's Certificate of Incorporation provides that to the maximum extent permitted by the Delaware General Corporation Law, no director of The J. Jill Group shall be personally liable to the company or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty as a director of The J. Jill Group. No amendment to or repeal of the provisions of Article EIGHTH shall apply to or have any effect on the liability or the alleged liability of any director of The J. Jill Group with respect to any act or failure to act of such director occurring prior to such amendment or repeal. A principal effect of such Article EIGHTH is to limit or eliminate the potential liability of The J. Jill Group's directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (i) through (iv) above. Article EIGHTH does not prevent stockholders from obtaining injunctive or other equitable relief against directors, nor does it shield directors from liability under federal or state securities laws.

    Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the adjudicating court determines that such indemnification is proper under the circumstances.

    Section 145 of the Delaware General Corporation Law also affords a Delaware corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. The J. Jill Group has procured a directors' and officers' liability and company reimbursement liability insurance policy that (a) insures directors and officers of The J. Jill Group against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (b) insures The J. Jill Group against losses (above a deductible amount) arising from any such claims, but only if The J. Jill Group is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of The J. Jill Group's Certificate of Incorporation or By-Laws.

Item 7. Exemption from Registration Claimed.

    Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Restated Certificate of Incorporation of The J. Jill Group, Inc. (included as Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 25, 1993, File No. 0-22480, and incorporated herein by reference).
4.2	Certificate of Amendment of Restated Certificate of Incorporation of The J. Jill Group, Inc., dated June 1, 1999 (included as Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 26, 1999, File No. 0-22480, and incorporated herein by reference).
4.3	Certificate of Amendment of Restated Certificate of Incorporation of The J. Jill Group, Inc., dated June 5, 2001 (included as Exhibit 3.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, File No. 0-22480, and incorporated herein by reference).
4.4	By-Laws of the Company, as amended (included as Exhibit 99.1 to the Company's Current Report on Form 8-K filed November 24, 1999, File No. 0-22480, and incorporated herein by reference).
4.5	2001 Incentive and Non-Statutory Stock Option Plan (included as Exhibit 10.17 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, File No. 0-22480, and incorporated herein by reference).
5.1	Opinion of Foley, Hoag & Eliot LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1).
24.1	Power of attorney (contained on the signature page of this registration statement).

Item 9. Undertakings.

    The undersigned registrant hereby undertakes:

    1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

    2.  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    3.  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    4.  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    5.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quincy, Massachusetts, as of August 17, 2001.

THE J. JILL GROUP, INC.
By:	/s/ OLGA L. CONLEY Olga L. Conley President—Corporate Services, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

    KNOW ALL BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints Gordon R. Cooke and Olga L. Conley, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this registration statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for him, any or all of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the indicated capacities on the date indicated.

Signature	Title

/s/ GORDON R. COOKE Gordon R. Cooke	President, Chief Executive Officer and Chairman of the Board of Directors (principal executive officer) and Director	August 17, 2001
/s/ OLGA L. CONLEY Olga L. Conley	President—Corporate Services, Chief Financial Officer and Treasurer (principal financial officer)	August 17, 2001
/s/ PETER J. TULP Peter J. Tulp	Vice President/Controller (principal accounting officer)	August 17, 2001

/s/ WILLIAM E. ENGBERS William E. Engbers	Director	August 17, 2001
/s/ BRETT D. HEFFES Brett D. Heffes	Director	August 17, 2001
/s/ THOMAS J. LITLE Thomas J. Litle	Director	August 17, 2001
/s/ RUTH M. OWADES Ruth M. Owades	Director	August 17, 2001
/s/ SAMUEL L. SHANAMAN Samuel L. Shanaman	Director	August 17, 2001
/s/ JONATHAN P. WARD Jonathan P. Ward	Director	August 17, 2001

EXHIBIT INDEX

Exhibit Number	Description
4.1	Restated Certificate of Incorporation of The J. Jill Group, Inc. (included as Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 25, 1993, File No. 0-22480, and incorporated herein by reference).
4.2	Certificate of Amendment of Restated Certificate of Incorporation of The J. Jill Group, Inc., dated June 1, 1999 (included as Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 26, 1999, File No. 0-22480, and incorporated herein by reference).
4.3	Certificate of Amendment of Restated Certificate of Incorporation of The J. Jill Group, Inc., dated June 5, 2001 (included as Exhibit 3.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, File No. 0-22480, and incorporated herein by reference).
4.4	By-Laws of the Company, as amended (included as Exhibit 99.1 to the Company's Current Report on Form 8-K filed November 24, 1999, File No. 0-22480, and incorporated herein by reference).
4.5	2001 Incentive and Non-Statutory Stock Option Plan (included as Exhibit 10.17 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, File No. 0-22480, and incorporated herein by reference).
5.1	Opinion of Foley, Hoag & Eliot LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1).
24.1	Power of attorney (contained on the signature page of this registration statement).

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX